As filed with the Securities and Exchange Commission on May 21, 2007
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PETROLEUM GEO-SERVICES ASA
(Exact name of registrant as specified in its charter)

Kingdom of Norway	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Strandveien 4	N/A
N-1366 Lysaker, Norway	(Zip code)
(Address of principal executive offices)

2006 STOCK OPTION PLAN
(Full title of the plan)

James E. Brasher
Vice President and Senior Legal Counsel
Petroleum Geo-Services, Inc.
15150 Memorial Drive
Houston, Texas 77079
(Name and address of agent for service)
(281) 509-8000
(Telephone number, including area code,
of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
		Offering	Aggregate	Amount of
Title of Securities to be Registered (1)	Amount to be Registered (2)	Price Per Share (3)	Offering Price (3)	Registration Fee
Ordinary shares, nominal value NOK 3 per share	2,250,000	$25.73	$57,892,500	$1,777.30

(1)	American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value NOK 3 per share (“Shares”), have been registered pursuant to a separate Registration Statement on Form F-6 (Form No. 333-122046).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional Shares as may become issuable under the 2006 Stock Option Plan (the “Plan”) as a result of the antidilution provisions thereof.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, on the basis of the average of the high and low prices of the Shares reported on the Oslo Stock Exchange on May 14, 2007, which was NOK 155.75, and an exchange rate of $1.00 per NOK 6.0524, the Federal Reserve Noon Buying Rate on May 14, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     This Registration Statement incorporates herein by reference the following documents filed with the Commission by Petroleum Geo‑Services ASA (“PGS”) (SEC File No. 001-14614) pursuant to the Securities Exchange Act of 1934:
1.	PGS’ annual report on Form 20-F for the fiscal year ended December 31, 2006;

2.	PGS’ reports on Form 6-K filed April 23, 2007, May 14, 2007 and May 18, 2007 (relating to the signing of the Japanese METI Agreements); and

3.	the description of PGS’ Shares contained in its registration statement on Form 8-A filed with the SEC on December 14, 2004, as that description may be updated from time to time.
     All documents filed by PGS with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Norwegian law provides that a director or the chief executive officer of a Norwegian company is liable for any loss or damage he has intentionally or negligently caused the company in the performance of his duties. The shareholders may, by a majority resolution at a general meeting, decide either to bring a claim against, or to discharge from liability, such director or chief executive officer. Notwithstanding a decision at the general meeting to discharge a person from liability or to reject a proposal to hold a person liable, shareholders owning at least 10% of the share capital, or at least 10% the total number of shareholders, may within a limited period of time bring a claim predicated on such liability on behalf of the company.
     In addition, PGS has entered into indemnification agreements with each of its directors. Each agreement provides that, in the event that such director was, is or becomes a party to any pending or completed action, suit or proceeding, or any inquiry or investigation that leads to the institution of any such action, suit or proceeding, by reason of or arising out of any event or occurrence relating to anything done or not done by such director in the capacity as a director of PGS, then PGS will indemnify such director against any and all expenses, judgments, fines and amounts paid in settlement to the extent permitted by applicable law. The obligation of PGS is subject to the condition that the claim is not a result of gross negligence or willful misconduct on the part of the director. If requested by a director, PGS will advance expenses to such director.
     PGS also has directors and officers liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as directors and officers.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibit
No.		Description
*4.1	—	Articles of Association, as amended (unofficial English translation) (incorporated by reference to Exhibit 1.1 to
PGS’ Annual Report on Form 20-F for the fiscal year ended December 31, 2006, SEC File No. 001-14614).

5.1	—	Opinion of Arntzen de Besche Advokatfirma AS as to the legality of securities.

23.1	—	Consent of Ernst & Young AS.

23.2	—	Consent of Arntzen de Besche Advokatfirma AS (contained in Exhibit 5.1 hereto).

24	—	Powers of Attorney.

*	Incorporated herein by reference as indicated.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lysaker, Kingdom of Norway, on May 21, 2007.

PETROLEUM GEO-SERVICES ASA
By:	/s/ Gottfred Langseth
Gottfred Langseth
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 21, 2007.

*	Chairman
Jens Ulltveit-Moe

*	President and Chief Executive Officer
Svein Rennemo	(Principal Executive Officer)

/s/ Gottfred Langseth	Senior Vice President and Chief Financial
Gottfred Langseth	Officer (Principal Financial Officer)

*	Vice President and Chief Accounting Officer
Christin Steen-Nilsen	(Principal Accounting Officer)

*	Director
Harald Norvik
*	Director
Francis Gugen

*	Director
Holly Van Deursen

*	Director
Wenche Kjølås

*	Director
Siri Beate Hatlen

*By: /s/ Gottfred Langseth

Gottfred Langseth
Attorney-in-fact

By: /s/ Donald J. Puglisi	Authorized Representative in the United States
Donald J. Puglisi

INDEX TO EXHIBITS

Exhibit
No.		Description
*4.1	—	Articles of Association, as amended (unofficial English translation) (incorporated by reference to Exhibit 1.1 to PGS’ Annual Report on Form 20-F for the fiscal year ended December 31, 2006, SEC File No. 001-14614).

5.1	—	Opinion of Arntzen de Besche Advokatfirma AS as to the legality of securities.

23.1	—	Consent of Ernst & Young AS.

23.2	—	Consent of Arntzen de Besche Advokatfirma AS (contained in Exhibit 5.1 hereto).

24	—	Powers of Attorney.

*	Incorporated herein by reference as indicated.